UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 25, 2006

ARBINET-THEXCHANGE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-51063	13-3930916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

120 Albany Street, Tower II, Suite 450 New Brunswick, New Jersey	08901
(Address of Principal Executive Offices)	(Zip Code)

(732) 509-9100

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

Effective September 25, 2006, W. Terrell “Terry” Wingfield, Jr. became General Counsel and Secretary of Arbinet-thexchange, Inc. (“Arbinet” or the “Company”). Pursuant to an offer letter with Mr. Wingfield, Mr. Wingfield is entitled to receive an annual base salary of $250,000 and is eligible for an annual target bonus of up to 45% of his base salary based on the achievement of assigned performance goals and subject to the approval of Arbinet’s Board of Directors, with a prorated bonus for 2006 of $28,125 payable on February 28, 2007, provided that Mr. Wingfield has not been terminated for cause (as defined in the offer letter). Mr. Wingfield was also paid a one-time sign-on bonus of $25,000.

In addition, subject to certain approvals, Mr. Wingfield will also be granted an option to purchase 175,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), with these options vesting over a four-year period. In the event of a Change in Control (as defined in the offer letter):

•	on the day of the Change in Control event one-half of the unvested options shall vest, with the remaining unvested portion vesting equally over the remaining portion of the vesting term (provided that Mr. Wingfield is employed by the Company or a subsidiary or is associated with the Company or a subsidiary as a director or consultant on the applicable vesting date); and

•	and if within 12 months of such Change in Control, Mr. Wingfield’s employment with Arbinet is terminated (other than a termination for cause), then all restrictions shall lapse.

Additionally, under Mr. Wingfield’s offer letter, Mr. Wingfield was awarded performance shares, which provide Mr. Wingfield with the opportunity to earn shares of Common Stock, the number of which shall be determined pursuant to, and subject to, the attainment of performance goals. The maximum number of shares that Mr. Wingfield can earn is up to approximately 68,000 shares of Common Stock.

Under Mr. Wingfield’s offer letter, either the Company or Mr. Wingfield may terminate his employment at any time for any reason without notice. If Mr. Wingfield’s employment is terminated by the Company without cause, Arbinet is required to:

•	pay him severance in an amount equal to 12 months’ base salary at the rate in effect on the date of termination;

•	reimburse him for certain COBRA payments for a period of 12 months following the date of termination;

•	pay him an amount equal to employer contributions to Arbinet’s retirement plan for a period of 12 months following the date of termination; and

•	pay him his accrued and unpaid salary and vacation time as of the date of termination.

In addition, if Arbinet terminates Mr. Wingfield’s employment without cause during the first three years of employment, Arbinet will pay certain fees and moving expenses in connection with Mr. Wingfield’s relocation at that time, subject to certain limitations.

Mr. Wingfield’s offer letter also contains noncompetition and nonsolicitation provisions. The noncompetition and nonsolicitation provisions of Mr. Wingfield’s offer letter prevent Mr. Wingfield from competing with the Company or soliciting the Company’s customers, suppliers or employees for a period of 12 months following the termination of his employment.

The above summary of the offer letter does not purport to be complete and is qualified in its entirety by reference to Mr. Wingfield’s offer letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On September 25, 2006, Arbinet announced the appointment of W. Terrell “Terry” Wingfield, Jr., 53, as General Counsel and Secretary.

From October 2005 until his appointment as General Counsel and Secretary at Arbinet, Mr. Wingfield had been Corporate Vice President of Business Development at Current Communications Group, LLC. From September 2004 until October 2005, he was a Principal with River Park Consulting, LLC. From November 2002 until August 2004, he was Executive Vice President, General Counsel and Corporate Secretary of RCN Corporation, and from October 2000 until November 2002 he was Senior Vice President, General Counsel and Secretary of Velocita Corp. Mr. Wingfield received a B.B.A. in Finance from the University of Georgia and a J.D. from the Walter F. George School of Law at Mercer University.

There is no arrangement or understanding pursuant to which Mr. Wingfield was selected as General Counsel and Secretary. There are no related party transactions between Arbinet and Mr. Wingfield reportable under Item 404(a) of Regulation S-K.

The information in Item 1.01 regarding the terms of Mr. Wingfield’s offer letter with the Company is incorporated by reference herein.

On September 25, 2006, the Company issued a press release regarding the appointments described in this Current Report on Form 8-K, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Offer Letter by and between W. Terrell Wingfield, Jr. and Arbinet-thexchange, Inc., dated as of September 25, 2006*

99.1	Press Release of Arbinet-thexchange, Inc. dated September 25, 2006.*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBINET-THEXCHANGE, INC.

By:	/s/ J. Curt Hockemeier
Name:	J. Curt Hockemeier
Title:	Chief Executive Officer and President

Date: October 12, 2006

Exhibit Index

Exhibit No.	Description
10.1	Offer Letter by and between W. Terrell Wingfield, Jr. and Arbinet-thexchange, Inc., dated as of September 25, 2006*

99.1	Press Release of Arbinet-thexchange, Inc. dated September 25, 2006.*

*	Filed herewith.